Exhibit 10.1

                      SEPARATION AGREEMENT

     This Separation Agreement (the "Agreement") is made and entered into by and between Innovo Group Inc. ("Innovo") and
Samuel J. Furrow, Jr. ("Executive") (collectively, the "Parties"), to be effective as of January 20, 2006 ("Termination Date").

                            RECITALS

A. WHEREAS, as of the effective date of this Agreement, Innovo employs Executive pursuant to an at-will employment relationship.

B. WHEREAS, Innovo and Executive acknowledged the termination of the services of Executive's employment with Innovo, and its subsidiaries,pursuant to the at-will employment arrangement (the "Employment Relationship") and in connection therewith, Innovo has agreed to extend to Executive certain payments of severance benefits and continuation of benefits.

C. WHEREAS, in connection with the payment of these benefits, each agrees to release the other, in accordance with the terms and provisions herein, from any and all obligations, liabilities and claims arising from or in any way related to the employment arrangement, the termination thereof or otherwise.

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto acknowledge, agree and covenant as follows:


                            AGREEMENT

     1. Termination. The Parties hereto agree that Innovo has terminated the services of Executive from his position as Chief Executive Officer and that the Employment Relationship shall be deemed terminated as of the effective date of this Agreement. This Agreement is made with the mutual and express intent of the Parties to extinguish all obligations and liabilities imposed on either of them by the Employment Relationship or otherwise, except as specifically set forth herein. Innovo agrees that it will not oppose any claim for unemployment benefits that Executive may file with any governmental agency as a result of the termination of the Employment Relationship pursuant to this Agreement.

     2. Severance Benefits. In return for Executive's execution of and adherence to this Agreement, including the releases that form a material part of this Agreement, Innovo shall provide Employee with certain benefits, including benefits to which he would not otherwise be entitled:

          (a)    Salary   Continuation.      Innovo   shall   pay
Executive his aggregate regular salary in effect as of his Termination Date, in the amount of One Hundred Thousand Dollars ($100,000.00) in four equal installments for a total amount of
Four Hundred Thousand Dollars ($400,000.00) to be paid on February 3, 2006, March 3, 2006, March 31, 2006 and April 28, 2006, all of which are Innovo's regular paydays, and shall be subject to usual and customary deductions required by law and Innovo policy. In the event of Executive's death before the

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completion of all payments, any remaining payments due under this paragraph shall be paid to Executive's estate.

          (b) Group Health Plan. Executive shall be entitled to elect for himself "continuation coverage" as provided under
Section 4980B of the Internal Revenue Code of 1986, as amended ("COBRA"). In the event Executive becomes re-employed and eligible for such new employer's group health insurance coverage, then this benefit shall cease. To the extent that Executive elects and is eligible for continuation coverage under COBRA, Innovo will reimburse him, or alternatively, pay, for the cost of such continuation coverage for himself during the twelve (12) months following the Termination Date (the "Benefit Continuation Period"). Such reimbursements shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Company policy. After the Benefit Continuation Period, Executive shall bear the full cost of such continuation coverage, if available.

          (c)  Life and Disability Insurance.          Subject to
any limitations imposed by applicable laws or by the underwriters of any group or individual life or disability insurance policies maintained by Innovo, Innovo shall continue its coverage of Executive under such group or individual life and disability insurance policies through the Benefit Continuation Period. In the event Executive becomes re-employed and eligible for such new employer's group or individual life or disability insurance coverage, then this benefit shall cease. If Innovo is unable to continue such coverage and if such benefit is not otherwise terminated by re-employment, Innovo shall pay to Executive an amount sufficient on an after-tax basis to obtain such coverage through the end of the Benefit Continuation Period. Such benefits or payments shall be treated as additional salary continuation and shall be subject to usual and customary deductions required by law and Innovo policy.

          (d) Stock Options. Effective on September 3, 2004 and June 13, 2005, Innovo granted to Executive certain stock options as evidenced by those certain Innovo Group Inc. Stock Option Agreements executed by Innovo and Executive (the "Option Agreements"). As of the Termination Date, Executive had a vested right to exercise options to purchase certain shares of Innovo's common stock. Executive and Innovo agree that each paragraph 3.1(d) of the Option Agreements is hereby amended to delete such section in its entirety. Accordingly, Executive and Innovo agree and acknowledge that Executive shall have the vested right under the Options Agreements, as so amended, to exercise options to purchase up to 500,000 shares of Innovo's common stock in accordance with and subject to the terms and provisions of the Option Agreements.

     3. Release of Claims. Each Party hereto,on behalf of himself or itself and his or its successors, assigns and affiliates, hereby fully and forever releases, remises, waives and discharges the other Party hereto and its successors, assigns, affiliates, heirs and beneficiaries from any and all, obligations, liabilities and claims whatsoever (whether known or unknown, foreseen or unforeseen) relating to or arising in any way out of the Employment Relationship, the termination thereof or otherwise, including, without limitation any obligations, liabilities or claims against Executive arising out of or related to any actual or alleged acts or omissions of Executive or based upon the fact that Executive is or was a trustee, director or officer of Innovo or any affiliate of Innovo or is or was serving at the request of Innovo or any affiliate as a trustee, director,

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officer,  member, employee or agent of another corporation  or  a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such obligation, liability or claim is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent. Executive specifically acknowledges that he is releasing all such claims including, without limitation, all statutory claims arising under Title VII of the Civil Rights Act of 1964 ("Title VII"), the Americans with Disabilities Act ("ADA"), the Fair Labor Standards Act ("FLSA") and any similar federal, state or local statutes or regulations.

     4.Indemnification. Innovo agrees that if Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of Innovo or any affiliate of Innovo or is or was serving at the request of Innovo or any affiliate as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified to the fullest extent allowed by applicable law against all liabilities, losses and expenses incurred or suffered by Executive in connection therewith. Innovo will cooperate with Executive with respect to the defense of any Proceeding, including making documents, witnesses and other reasonable information related to the defense available to Executive and Executive's counsel pursuant to joint-defense agreements or confidentiality agreements, as appropriate. Innovo agrees to file any potential counterclaims or cross claims that Innovo may possess which are related to such Proceeding, and will take all reasonable action to pursue such counterclaims and cross claims, as Executive may reasonably direct. If Innovo refuses to file or fully pursue any such counterclaim or cross claim, in the reasonable opinion of Executive, Executive will be deemed to be appointed as the attorney-in-fact for Innovo for the purpose of filing and pursuing such claims on behalf of Innovo.

     5. Directors' and Officers' Insurance. Innovo will maintain directors' and officers' insurance with a policy limit of no less than $3 million that will cover Executive against claims made against Executive in any Proceeding or threatened Proceeding for a minimum of two years after the execution of this Separation Agreement.

     6. Non-Disparagement.Each Party acknowledges and agrees that such Party will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the other Party in either a professional or personal manner at any time following the execution of this Separation Agreement.


     7. Cooperation. Executive hereby agrees to cooperate with Innovo regarding Executive's execution of any necessary and appropriate required documentation evidencing said separation as set forth pursuant to this Agreement.

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     8.   No Amendment.    This   Agreement  may not be rescinded,
amended or modified,except by a written agreement executed by both
Parties.

    9. Severability. If any provision of this Agreement is held by any court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be deemed modified in such manner as to render such provision valid, legal and enforceable to the fullest extent permitted by law in such jurisdiction. The remaining provisions of this Agreement shall not be affected thereby, and shall continue in full force and effect.

   10. Successors. This Agreement shall be binding upon the Parties and their respective successors and assigns, and shall inure to the benefit of their respective successors and assigns.

   11. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California, without reference to the conflict-of-laws or choice-of-law principles thereof. The parties agree that any dispute between the parties, including but not limited to any action or proceeding that may arise under this Agreement shall be brought in and maintained in a court of competent jurisdiction in Los Angeles County, California.

  12. Confidentiality. In consideration for the promises set forth herein, each Party agrees that such Party will not disclose, disseminate and/or publicize any of the terms of this Agreement, directly or indirectly, specifically or generally, to any person, corporation, association or governmental agency, except (i) to such Party's tax return preparer and taxing agencies, (ii) as required by law, and (iii) in response to an order of a court or governmental agency of competent jurisdiction or subpoena issued under proper authority.

  13. No Other Benefits. Executive acknowledges that, except as set forth herein, he is not entitled to any compensation, monies or benefits from Innovo, including but not limited to compensation for accrued vacation, bonuses,commissions, expenses or other forms of compensation or benefits. Executive hereby waives all rights to any payments other than for outstanding bonafide business expenses incurred by Executive on behalf of Innovo prior to January 20, 2006.

  14. Entire Agreement. This Agreement represents and contains the entire agreement and understanding between Executiveand Innovo with respect to its subject matter, and it supersedes any and all prior oral and written agreements and understandings, and no representation, warranty, condition,understanding, or agreement of any kind with respect to the subject matter of this Agreement will be relied upon by Executive unless specifically incorporated in this Agreement; provided, however,that the Option Agreements, will each remain in fullforce and effect,except to the extent expressly modified or amended hereunder. Further, this Agreement is intended to be a binding contract between the parties and shall not be modified, except by writing signed by both parties.

  15. Tax Withholdings.Certain payments made under this Agreement may be subject to required income and other tax withholdings. Executive will be responsible for any taxes which may be due as a

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result  of  any  payments  made  by  Innovo  or benefits otherwise provided as described above, and Executive agrees to indemnify and hold Innovo harmless from any claim and expense that Innovo may incur as a resultof any failure by Executive to pay any such taxes.

                        *    *    *    *

     IN WITNESS WHEREOF, the Parties hereto have each reviewed, understood, approved and executed this Agreement as of the date opposite their respective signatures.


EXECUTIVE:



Signed:    /s/ Samuel J. Furrow, Jr.     Dated: January 27, 2006
           Samuel J. Furrow, Jr.


INNOVO GROUP INC.:



Signed:    /s/ Marc Crossman             Dated: January 27, 2006
           Marc Crossman
           Authorized Representative of
           Innovo Group, Inc.

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